U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   SAWYER                           KENNETH                I.
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   (Last)                           (First)             (Middle)

   ONE RAM RIDGE ROAD
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                                    (Street)

   SPRING VALLEY                       NY                10977
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   PHARMACEUTICAL RESOURCES, INC. (PRX)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     OCTOBER 8, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                   2A.              Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
1.             2.                  Deemed           Code         ------------------------------- Owned at End   (D) or    Indirect
Title of       Transaction         Execution        (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Security       Date                Date, if any     ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)     (mm/dd/yy)          (mm/dd/yy)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common
Stock           10/7/02                               M              20,000       A     $2.25                      D
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Common
Stock           10/8/02                               M               7,500       A     $2.25     $27,500          D
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
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-  tion    action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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Common
Stock
Option                                                                         Common
to Buy      $2.25    10/7/02           M             20,000    (1)   10/27/02  Stock     27,500            7,500     D
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Common
Stock
Option                                                                         Common
to Buy      $2.25    10/8/02           M              7,500    (1)   10/27/02  Stock      7,500                0     D
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Common
Stock
Option                                                                         Common
to Buy     $30.55    9/21/01                                   (2)    9/20/11  Stock    275,000          275,000     D
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Common
Stock
Option                                                                         Common
to Buy     $7.625    1/12/01                                   (3)    1/11/11  Stock     50,000           50,000     D
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
Explanation of Responses:
  (1) currently exercisable
  (2) 1/3 vest on the first anniversary of the date of grant and an additional 1/3 on each anniversary thereafter
  (3) 20% vest on the first anniversary of the date of grant and an additional 20% on each anniversary thereafter

/S/ MARIAN E. GUSTAFSON                                     OCTOBER 8, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      BY:  MARIAN E. GUSTAFSON
      FOR: KENNETH I. SAWYER


*      If the form is filed by more than one person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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